Exhibit 10.3

Amendment to Share Transfer Agreement

This Amendment (the “Amendment”) to the Share Transfer Agreement dated November 3, 2013, as amended (the “STA”) between VoIP-Pal.com Inc. (“Purchaser”), Digifonica Intellectual Properties (DIP) Limited and Digifonica (International) Limited (together, the “Seller”) (collectively the “Parties”) is entered into this 12th day of April, 2021.

By mutual agreement of the Parties, the STA is amended as follows:

Section 5.5 of the STA is deleted in its entirety and replaced with:

5.5 Share Dilution. Should the Share Consideration at any material time, including after the Closing Date, represent less than forty (40) percent of the outstanding share capital of the Purchaser, the Purchaser shall issue share purchase warrants (“Warrants”) in the name of the Seller or the Seller’s assignee(s), as the Seller in his sole discretion will determine, each such Warrant to be exercisable to purchase one Common share (“Warrant Share”) at a price of US$0.021 per Warrant Share for a period of ten (10) years from the date of issue. The Purchaser must issue the Warrants in a sufficient quantity such that when exercised, the newly issued Warrant Shares plus the Share Consideration will value forty (40) percent of the outstanding share capital of the Purchaser.

The Purchaser acknowledges and represents that this Contract and the obligations of the Seller and the Company hereunder are sufficient consideration for the issuance of the Warrants and the Warrant Shares. This Section 5.5 continues to operate, regardless of whether the Purchaser is consolidated, amalgamated or otherwise has its share capital restructured, as well as whether additional investors and/or equity financing is introduced into the Purchaser. Notwithstanding the foregoing, the rights of the Seller under this Section 5.5 will automatically terminate at 11:59:59 PM Pacific Time on March 31, 2021.

This Amendment is agreed to and accepted this 12th day of April, 2021.

VoIP-PAL.COM INC.

Per:	/s/ Kevin Williams
Kevin Williams
CFO & Director

DIGIFONICA (INTERNATlONAL) LIMITED

Per:	/s/ Emil Malak
Emil Malak
Director

DIGIFONICA INTELLECTUAL PROPERTIES (DIP) LIMITED

Per:	/s/ Emil Malak
Emil Malak
Director